UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2024

Ecovyst Inc.

Commission File Number: 001-38221

Delaware	81-3406833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Lindenwood Drive Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

(484) 617-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	ECVT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2024, the Board of Directors (the “Board”) of Ecovyst Inc. (the “Company”) appointed Sarah Lorance as a Class I director, effective March 1, 2024. In connection with the appointment, the Board increased the size of the Board from eight to nine members, also effective on March 1, 2024, and Ms. Lorance filled the resulting vacancy. At the time of appointment, the Board had not yet appointed Ms. Lorance to any Board committees.

Ms. Lorance, 50, has over 25 years of business experience, including as Owner and Executive Consultant at Autumn Advisors, LLC since 2021 and in various capacities from 1997 to 2020 at Elevance Health, Inc. (formerly Anthem, Inc.), where she most recently served as Chief Compliance Officer. Ms. Lorance currently serves on the board of directors of the Alzheimer’s Association, where she is Chair of the Board, Chair of the Executive Committee and a member of the Compensation Committee. Additionally, Ms. Lorance currently serves on the board of directors of VSP Vision, where she is a member of the Finance and Audit Committees. Ms. Lorance also currently serves on the board of directors of the Knoebel Institute of Healthy Aging at the University of Denver, where she is an Advisory Board Member. She holds a B.B.A. degree in Accounting from the University of Iowa. She also is a certified public accountant and is NACD Directorship Certified®. She was appointed to serve on the Board as a result of her finance, risk management, compliance and general business experience.

There are no arrangements or understandings between Ms. Lorance and any other person pursuant to which Ms. Lorance was appointed to serve on the Board. There are no family relationships between Ms. Lorance and any other director or executive officer of the Company and there have been no transactions between Ms. Lorance and the Company in the last fiscal year, and none are currently proposed, that would require disclosure under Item 404(a) of Regulation S-K.

In connection with her service on the Board, Ms. Lorance will receive the same compensation available to the Company’s current non-employee directors, which is discussed in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 13, 2023. In connection with her appointment, Ms. Lorance will also receive an award of restricted stock units (“RSUs”), to be granted under the Ecovyst Inc. 2017 Omnibus Incentive Plan, as amended and restated, which RSUs will have a grant date fair value of $167,214 on the date of grant. In addition, Ms. Lorance and the Company will enter into an indemnification agreement on the same terms as the Company has previously entered into with its other directors, a form of which has been previously filed as Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 8.01	Other Information.

On February 22, 2024, the Board nominated Donald Althoff for election to the Board at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”). The Company’s current director Kyle Vann will not stand for reelection at the 2024 Annual Meeting, having completed his tenure in accordance with the Board’s Director Retirement Policy.

Mr. Althoff, 67, has over 40 years of experience in the chemical and energy industries. Don served as Director and Chairman of the Board of Vereson Midstream LP from 2019 to 2022, and Director of Alliance Pipeline and Aux Sable LP from 2019 to 2022. From 2017 to 2019 he served as President and Chief Executive Officer of Veresen Midstream LP, and he served as President and Chief Executive Officer of Veresen Inc. from 2012 to 2017. From 2008 to 2012 he was President and Chief Executive Officer at Flex Fuel. From 1981 to 2008, Mr. Althoff served in roles of increasing responsibility with Amoco Corporation and BP PLC. Mr. Althoff holds a Bachelor of Science in Chemical Engineering from the University of Illinois. Mr. Althoff was nominated for election to the Board as a result of his experience in the chemical and energy industries as well as his general business experience.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2024		Ecovyst Inc.

	By:	/s/ Joseph S. Koscinski
	Name:	Joseph S. Koscinski
	Title:	Vice President, Chief Administrative Officer, General Counsel and Secretary